                                                                    SUB-ITEM 77K

                  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

                     AIM SECTOR FUNDS (INVESCO SECTOR FUNDS)

                      INVESCO SMALL-MID SPECIAL VALUE FUND

The Fund is a new fund that was formed to acquire the assets and liabilities of a predecessor fund in a shell fund reorganization (the "Reorganization"). PricewaterhouseCoopers LLP ("PWC") was appointed as the independent registered public accounting firm of the Fund for the fiscal year ending April 30, 2011.

The predecessor fund's financial statements were audited by a different independent registered public accounting firm (the "Prior Auditor").

Effective June 1, 2010, the Prior Auditor resigned as the independent registered public accounting firm of the predecessor fund. The Prior Auditor's report on the financial statements of the predecessor fund for the past two years did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the period the Prior Auditor was engaged, there were no disagreements with the Prior Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the Prior Auditor's satisfaction, would have caused it to make reference to that matter in connection with its reports.

(Letter dated December 30, 2010 from Deloitte & Touche LLP is attached as Attachment A to this exhibit.)

                                                                    ATTACHMENT A

December 30, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 77K of AIM Sector Funds (Invesco Sector Funds) Form N-SAR dated December 30, 2010, which includes Invesco Small-Mid Special Value Fund and we agree with the statements made therein.

Yours truly,

/s/ Deloitte & Touche LLP